UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
NOVADIGM, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is the text of an e-mail message sent to Novadigm, Inc. employees on March 11, 2004:

  To all employees:

  It has come to our attention that our definitive proxy statement filed on March 9, 2004 does not correctly summarize the calculation of the exercise price of outstanding Novadigm stock options to be assumed by Hewlett-Packard Company ("HP") in the merger between Novadigm and HP. In the sections entitled "Treatment of Outstanding Novadigm Options" and "Treatment of Outstanding Novadigm Stock Options" beginning on page 5 and page 26, respectively, the proxy statement incorrectly indicates that, "[t]he exercise price per share of HP common stock subject to each assumed option will equal the option's exercise price per share of Novadigm common stock multiplied by the option exchange ratio, rounded up to the nearest cent." In fact, "[t]he exercise price per share of HP common stock subject to each assumed option will equal the option's exercise price per share of Novadigm common stock divided by the option exchange ratio, rounded up to the nearest cent."

  Please note that the merger agreement among the parties, which is attached as Appendix A to the definitive proxy statement, is the governing document regarding the transaction between Novadigm and HP and contains the full terms and conditions of the treatment of Novadigm stock options. Please refer to Section 5.9(a) of the merger agreement on page A-40 of Appendix A to the definitive proxy statement for further information.

  We realize that this section of the proxy statement has caused some confusion among our employees and apologize for the inconvenience. Please direct any further questions regarding the calculation of the exercise price of Novadigm stock options to me.

  Sincerely,
  Bob

  Robert Rafferty
  Vice-President Human Resources
  Novadigm, Inc.